UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 21, 2006
Viasystems, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

333-29727 (Commission File Number)	43-1777252 (IRS Employer Identification No.)

101 South Hanley Road, St. Louis, Missouri (Address of Principal Executive Offices)	63105 (Zip Code)
314-727-2087
(Registrant’s Telephone Number, Including Area Code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement
     On June 21, 2006, Viasystems, Inc. (the “Company”), UBS AG Hong Kong Branch (“UBS HK”) and UBS AG, Singapore Branch (“UBS Singapore” and collectively with UBS HK “UBS”) entered into a binding Commitment Letter for a new senior secured credit facility totaling $125 million (the “New Credit Facility”). The New Credit Facility will have a term of four years. For the first 18 months, the New Credit Facility will be a revolving credit facility. Thereafter, a substantial portion of the New Credit Facility may be converted to a term loan or cancelled, without penalty, at the Company’s option. UBS intends to syndicate the New Credit Facility to a group of banks and financial institutions in consultation with the Company, but such syndication is not a condition precedent to UBS’ commitment to finance the New Credit Facility. Pursuant to the terms of the Commitment Letter, the New Credit Facility will be fully negotiated and available prior to July 22, 2006. The Commitment Letter is subject to certain customary terms and conditions precedent.
     The Company anticipates that at the time it enters into a definitive agreement for the New Credit Facility, it will repay all amounts outstanding under, and will terminate, the Credit Agreement dated January 31, 2003, as amended (the “Existing Credit Agreement”) among Viasystems Group, Inc., the Company, the lender parties thereto and JP Morgan Chase Bank, N.A., as administrative agent. Currently, the Company has borrowed approximately $10 million under the Existing Credit Agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
Date: June 27, 2006

By:	/s/ Gerald G. Sax
Gerald G. Sax
Chief Financial Officer

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